Exhibit 10.4

1405 US Highway 206, Bedminster, NJ 07921 USA

June 28, 2006

Carl Cohen
[Address]

Dear Carl:

We would like to confirm the terms and conditions of your employment with Dendrite International, Inc. (“Dendrite”).

SPECIFIC TERMS & CONDITIONS OF EMPLOYMENT

1.             DUTIES/TERM.  You will be employed as President, Marketing Solutions initially reporting to Joseph Ripp, President and COO or his designee.  You shall (i) perform those duties as may from time to time be assigned to you by Dendrite or its affiliates; (ii) devote your full-time attention and best efforts solely and exclusively to the duties assigned to you; and (iii) comply with all existing Dendrite rules, regulations, policies and directives and those which may be established from time to time. Your employment will be at-will and may be terminated at any time for any reason with or without cause by Dendrite.  You agree to provide two (2) weeks notice to Dendrite before terminating your employment.

2.             COMPENSATION.

       (a)           Base Salary.  Dendrite shall pay you for your services a base salary at a rate of $285,000.00 per annum to be paid on a semi-monthly basis in accordance with Dendrite’s regular payroll practices.

       (b)           Bonus.  You will be eligible to receive an annual discretionary bonus (the “Bonus”) with an initial target of $285,000.00.  Bonus eligibility shall be determined and paid in accordance with Dendrite’s applicable incentive compensation policy in effect from time-to-time.  The payment of any Bonus is subject to:  (a) Dendrite’s achievement of the financial goals set forth and approved by the Board, (b) such other objectives as may be determined by Dendrite from time to time, and (c) you remaining in the employ of Dendrite as of the time of payment of any such Bonus or portion thereof, and (d) the terms and conditions of the applicable incentive compensation plan in effect from time to time.  Subject to (c) and (d) in the immediately preceding sentence, Dendrite will pay you a bonus of at least $142,500.00 in 2006 and $142,500.00 in 2007.  Your target for a discretionary bonus will be reviewed and determined on an annual basis by Dendrite.

(c)           Stock Options.  Pursuant to a Dendrite stock plan (the “Stock Plan”), upon the execution of this Agreement, Dendrite shall give you an option to purchase 100,000 shares of the common stock of Dendrite.  The price for such options shall be determined by the Compensation Committee of the Board.  Your entitlement to such options shall be subject to (i) a four-year vesting schedule pursuant to which twenty-five percent (25%) of such options shall first become exercisable on the first anniversary of the date of grant and the remaining seventy-five percent (75%) shall become exercisable pro rata over the following three (3) year period, on a monthly basis, commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant; provided that, in no event shall any such option be exercisable for less than a whole share or on or following the expiration or termination of such option pursuant to the terms and conditions of the Stock Plan or the option agreement described herein, (ii) approval by the Board, (iii) your execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iv) in all instances subject to the terms and conditions of the Stock Plan.

       (d)           Sign-on Bonus.  You will also receive a sign-on bonus of $50,000.00.  In the event that prior to the first anniversary of your employment (i) you voluntarily terminate your employment with Dendrite for any reason whatsoever, or (ii) your employment is terminated by Dendrite for Cause, you agree to pay to Dendrite within 90 days of the termination of your employment all amounts paid to you as a sign-on bonus.  You authorize Dendrite to immediately offset against and reduce any amounts otherwise due you for any amounts in respect of your obligation to repay such amounts.

3.             BENEFITS.

       Dendrite shall provide you:

       (a)           Vacation.  Four weeks vacation per annum in accordance with Dendrite policy in effect from time to time.

       (b)           Business Expenses.  Reimbursement for reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties in accordance with Dendrite policy in effect from time to time.

       (c)           Other.  Other benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.

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4.             SEVERANCE.

(a)     Upon your termination of employment by Dendrite for any reason other than termination by Dendrite for Cause (as defined in Exhibit A), Disability (as defined in Exhibit A) or upon your death, you shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Section 4(b), and your base salary through the date of your termination.

(b)     If your employment hereunder is terminated by Dendrite for any reason other than death, Cause (as defined in Exhibit A) or Disability (as defined in Exhibit A), you shall be entitled to receive severance payments in an aggregate amount equal to the sum of one year base salary (calculated at the rate of base salary then being paid to you as of the date of termination) and your annual target bonus as of the date of termination; provided, however, that in the event you obtain any other employment or any consulting or independent contractor engagement during the Severance Period, you shall immediately notify Dendrite, and any compensation earned by you therefrom shall reduce Dendrite’s severance obligations to you under this Section 4(b) on a dollar-for-dollar basis (the “Offset”). From time to time during the Severance Period, upon Dendrite’s reasonable written request, you shall provide Dendrite with written verification (such as wage stubs, tax returns and new employer verifications) of amounts earned by you from such other employment or consulting engagements. In the event you fail to supply such information within 10 days of the date of such request, the obligations of Dendrite under this Section 4(b) shall terminate. The severance payments to be paid to you under this Section 4(b) shall be referred to herein as the “Severance Payment” and the 12-month period of Severance Payments shall be referred to as the “Severance Period.” No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of your employment described in this Section 4(b), you shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group health plan.  During the period which you receive the Severance Payment, your cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health plan.  Notwithstanding the foregoing, in the event you become re-employed with another employer and become eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

(c)     The following severance payment only applies in the event of a Change in Control. If your employment hereunder is terminated within the one (1) year period following a Change in Control (as defined in Exhibit A) by Dendrite for any reason other than death, Cause (as defined in Exhibit A) or Disability (as defined in Exhibit A), or by you for Good Reason (as defined in Exhibit A), you shall be entitled to receive the severance payments and continued benefits coverage on the same terms and conditions as set forth in Section 4(b) above; provided that no Offsets shall apply to any severance otherwise due under this Section 4(c). For purposes of clarification, under no circumstances are you entitled to receive payments under both Sections 4(b) and 4(c). In

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the event of a Change of Control, all stock options then granted to you by Dendrite will immediately vest and all sale restrictions will be lifted.

(d)  The making of any Severance Payment under Section 4(b) or 4(c) hereunder is conditioned upon the signing of and abiding by the terms of a separation agreement prepared by Dendrite which includes a general release in form and substance satisfactory to Dendrite under which you release Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims you may have against them.  In the event you breach any provisions of Sections 1 through 6 of the General Terms and Conditions of Employment of this Agreement, in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment or any payments for COBRA coverage otherwise due under Section 4(b) or 4(c).  Nothing herein shall affect any of your obligations or Dendrite’s rights under this Agreement.

(e)     In the event you terminate your employment with Dendrite or Dendrite terminates your employment for “Cause” it is understood and agreed that Dendrite’s only obligation is to pay you your base salary through the date of your termination and to offer you COBRA coverage in accordance with applicable law.

Please sign where indicated below to acknowledge your agreement to the Specific Terms and Conditions (“Special Terms”) set forth above and the General Terms and Conditions of Employment attached hereto (“General Terms”), both of which together shall form the terms and conditions of your employment (the “Agreement”).

Sincerely,

/s/ Joseph Ripp
Joseph Ripp
President and Chief Operating Officer
Accepted and agreed to:

/s/ Carl Cohen
Carl Cohen

Date:	6/28/06

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DENDRITE INTERNATIONAL, INC.
GENERAL TERMS & CONDITIONS OF EMPLOYMENT
(together with the Specific Terms and Conditions of Employment, the “Agreement”)

1.             INFORMATION AND BUSINESS OPPORTUNITY.  During your employment with Dendrite, you may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged.  You shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

2.             DENDRITE AND CLIENT CONFIDENTIAL INFORMATION.  As a result of your employment with Dendrite, you will acquire information which is proprietary and confidential to Dendrite and its affiliates.  This information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel” and capabilities of Dendrite’s product, Dendrite’s proprietary training program methodology regarding the utilization of electronic territory management software and associated client support services, Dendrite’s methodology for promoting its products and services to its clients, Dendrite’s proprietary Graphic User Interface, the navigational paths through which Dendrite’s clients input and access information stored in the proprietary software, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any stage of development, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite.  Confidential information also includes any and all technical information involving Dendrite’s work.  In addition, Dendrite may be furnished information and data which is proprietary and confidential to its clients, partners, suppliers and other third parties (“Third Parties”).  You agree to use the confidential information of Dendrite and Third Parties solely during and in furtherance of your employment with Dendrite.  You agree to keep all such information confidential and agree not to reveal it at any time without the express written consent of Dendrite.  This obligation is to continue in force after employment terminates for whatever reason.

3.             RETURN OF PROPERTY.  Upon termination of employment for any reason or upon the request of Dendrite, you shall fully account for and return to Dendrite all property which you received, prepared or helped prepare in connection with your employment including, but not limited to, all copies of any confidential information or records, data, materials, disks, notes, notebooks, blueprints, client lists or other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its clients, partners and suppliers.  You will not retain any copies, duplicates, reproductions or excerpts thereof.

Initial here

4.             INVENTIONS.  All work performed by you and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, and copyrighted material made or conceived by you, solely or jointly, in whole or in part, during your employment with Dendrite (even if completed following the termination of your employment) that relate to any matters pertaining to the business of Dendrite shall be the property of Dendrite and shall be deemed to be a work made for hire.  To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite.  You agree to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

5.             RESTRICTION ON FUTURE EMPLOYMENT.  You acknowledge (i) the highly competitive nature of the business and the industry in which Dendrite competes; (ii) that you will acquire and have access to confidential information as described in Section 2 of the General Terms; (iii) that, as a key employee of Dendrite, you will participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, you will obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; and (iv) that your employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and your position with Dendrite places you in a position of confidence and trust with the clients and employees of Dendrite.  In the course of your employment with Dendrite, you will develop a personal relationship with the clients of Dendrite and a knowledge of those clients’ affairs and requirements, and that the relationship of Dendrite with their established clientele will therefore be placed in your hands in confidence and trust.  You consequently agree that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that you make the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this Section 5 were contained in this Agreement.  Accordingly, you agree that during the period that you are employed by Dendrite and for a period of eighteen (18) months thereafter, you shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for your ceasing to be employed by Dendrite:

(a)  perform services that compete with the business or business conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business of businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of your termination of employment establish it will likely conduct within one (1) year following the date of your termination);

(b)  attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through your efforts;

(c)          employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or

(d)         render to or for any client any services of the type rendered by Dendrite (unless such services are rendered directly to a client as an employee of such client, in which case this Section 5(d) shall not apply).

As used in this Section 5, the term “Dendrite” shall mean Dendrite and its affiliates, and the term “client” shall mean (1) anyone who is a client of Dendrite on the date of your termination or, if your employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”), but only if you solicited, rendered services for, or were otherwise involved with any such client at any time during your employment with Dendrite; (2) anyone who was a client of Dendrite at any time during the one (1) year period immediately preceding the Determination Date; but only if you solicited, rendered services for, or were otherwise involved with any such client at any time during your employment with Dendrite; (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date; but only if you actively participated in or supervised such new business presentation (or similar offering of services); and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of your termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of your termination, and only if you actively participated in or supervised such discussions).  For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”.  In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

For an eighteen (18) month period after the termination of your employment for any reason whatsoever, you agree to promptly notify Dendrite in writing the identity of all subsequent employers.  You agree to provide such information as Dendrite may from time to time request to determine your compliance with the terms of this Agreement.

6.                   NON-DISPARAGEMENT.  You agree that you will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of the Company.

7.                   OUTSIDE CONTRACTING.  You shall not enter into any agreements to provide services to any company, person or organization outside of your employment by Dendrite (an “Outside Agreement”) without the prior written express consent from Dendrite.  You must notify Dendrite of your intent to enter into an Outside Agreement specifying therein the other party to such Outside Agreement and the type of  services to be provided by you.  Dendrite shall not unreasonably withhold permission to you to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite’s sole discretion, shall substantially hamper or prohibit you from satisfactorily carrying out all duties assigned to you by Dendrite.

8.                   REMEDIES.  The parties agree that in the event you breach or threaten to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law.  It is understood, therefore, that in the event of a breach or threatened breach of this Agreement by you, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting you from breaching or threatening to breach this Agreement.  In that event, the parties agree that Dendrite will not be required to post bond or other security.  It is also agreed that any restraints or injunctions issued against you shall be in addition to any other remedies which Dendrite may have available to it.

9.                   ARBITRATION.

            (a)      If any dispute arises between you and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable employment law rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce your obligation to provide services under this Agreement and your obligations under Sections 1 through 7 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided.  This Section 9 shall apply to any and all claims arising out of your employment and its termination, under state and federal statutes, local ordinances, and the common law including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act and the New Jersey Law Against Discrimination.

             (b)     You have read and understand this Section 9 which discusses arbitration.  You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship.  You further understand that other options such as federal and state administrative remedies and judicial remedies exist and know that by signing this Agreement those remedies are forever precluded and that regardless of the nature of your complaint, you know that it can only be resolved by arbitration.

             (c)     Unless the parties agree otherwise, any arbitration shall be administered by and take place in the offices of the American Arbitration Association in Somerset, New Jersey.  If that office is not available, the arbitration then the arbitrator shall determine the location of the arbitration within New Jersey.

10.          SEVERABILITY.  If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

11.                NOTICES.  In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to you:	To the address set forth on the first page of this Agreement

If to Dendrite:	Attn: General Counsel
Dendrite International, Inc.
1405 Route 206 South
Bedminster, NJ 07921

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

12.                PRIOR EMPLOYMENT.  You represent and warrant that you have not taken or otherwise misappropriated and do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your service to prior employers.  You represent and warrant that you have returned to all prior employers any and all such confidential and proprietary information.  You further acknowledge, represent and warrant that Dendrite has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by Dendrite.  You agree, represent and warrant that you will not use such information.  You shall indemnify and hold harmless Dendrite from any and all claims arising from any breach of the representations and warranties in this Section.

13.                MISCELLANEOUS.

(a)        This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without regard to the conflicts of laws.  Competent courts of jurisdiction in New

Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 1 through 8 of the General Terms except that Dendrite may institute any such suit against you in any jurisdiction in which you may be at the time.  In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the last known address.

(b)        Your rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned.  Any attempted assignment will be void as to Dendrite.  Dendrite may, however, assign its rights to any affiliated or successor entity.

(c)        This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof.  No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.  This Agreement may not be modified or waived except by a writing signed by both parties.  No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

(d)        This Agreement shall be binding upon and inure to the benefit of your heirs and personal representatives and to the successors and assigns of Dendrite.

Exhibit A To Dendrite Specific Terms & Conditions Of Employment

(a)                             “Cause” as used in this Agreement shall mean (i) any gross misconduct on the part of you with respect to your duties under this Agreement, (ii) the engaging by you in an indictable offense which relates to your duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by you of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of Sections 1 through 7 of the General Terms and Conditions of Employment, or (iv) the engaging by you through gross negligence in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

(b)                                 “Disability” as used in this Agreement shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite.  If no such policy exists, the term “Disability” shall mean the occurrence of any physical or mental condition which materially interferes with the performance of your customary duties in your capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.

(c)  “Good Reason” as used in this Agreement shall mean, without your express written consent, the occurrence of any of the following events concurrently with or within one (1) year following a “Change in Control” (as defined below) which is not corrected within ten (10) days following written notice of such event given by you to Dendrite:

(i)                                     the assignment to you of any duties or responsibilities materially and adversely inconsistent with your position (including any material diminution of such duties or responsibilities) or (B) a material and adverse change in your reporting responsibilities, titles or offices with Dendrite;

(ii)                                  any material breach by Dendrite this Agreement with respect to the making of any compensation payments;

(iii)                               any requirement of Dendrite that you be based anywhere other than in a thirty-five (35) mile radius of the Dendrite office you are based in on the date of the consummation of the Change in Control.

(iv)                              the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as “Welfare Plans”) in which you are participating as of the date of this Agreement (or as such benefits and compensation may be increased from time to time), or the taking of any action by Dendrite which would materially and adversely affect your participation in or materially reduce your benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of

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Dendrite) unless (i) you are permitted to participate in other plans providing you with substantially comparable benefits (at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to you (determined in relation to your compensation and benefits package), (iii) such failure or action is taken at the direction of you or with your consent, or (iv) such failure or action is required by law; or

(v)  the failure of Dendrite to obtain an agreement from a successor employer to assume Dendrite’s obligations under this Agreement in the event of a Change in Control.

You must notify Dendrite of any event constituting Good Reason within ninety (90) days following your knowledge of its existence or such event shall not constitute Good Reason.

(d)  “Change in Control” as used in this Agreement shall mean the occurrence of any one of the following events:

(i)           any “person” (as such term is defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dendrite representing 33 1/3% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this subsection (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by Dendrite or any  subsidiary, (B) by any employee benefit plan sponsored or maintained by Dendrite or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in subsection (iii)), or (E) a transaction (other than one described in subsection (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this subsection (i);

(ii)          individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of Dendrite as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

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(iii)         the shareholders of Dendrite approve a merger, consolidation, share exchange or similar form of corporate reorganization of Dendrite or any such type of transaction involving Dendrite or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of Dendrite Voting Securities or all or substantially all of the assets of Dendrite and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Dendrite Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power would be in substantially the same proportion as the voting power of such Dendrite Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by Dendrite (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 33-1/3% or more of Dendrite Voting Securities (a “Dendrite 33-1/3% Stockholder”)) would become the beneficial owner, directly or indirectly, of 33-1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Dendrite 33-1/3% Stockholder would increase its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(iv)        the shareholders of Dendrite approve a plan of complete liquidation or dissolution of Dendrite or the sale or disposition of all or substantially all of the Dendrite’s assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33-1/3% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial owner of additional Dendrite Voting Securities that increases the percentage of outstanding Dendrite Voting Securities beneficially owned by such person, then a Change in Control of Dendrite shall occur.

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AMENDMENT

THIS AMENDMENT is made as of June 28, 2006 and amends the Employment Agreement effective June 28, 2006 (the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and CARL COHEN (“Employee”). Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management; and

WHEREAS, the Compensation Committee of the Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control always exists and that such possibility, and the uncertainty it may raise among management, may result in the departure or distraction of key management personnel, to the detriment of the Company and its shareholders; and

WHEREAS, the Compensation Committee of the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of any such Change of Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.             Section 4(c) of the Employment Agreement is restated in its entirety to provide as follows:

“(c)         Notwithstanding Sections 4(a) and (b) above, the following severance payment only applies in the event of a Change in Control. If Employee’s employment is terminated within one (1) year following a Change in Control (i) by Dendrite for any reason other than death, Cause, or Disability or (ii) by Employee for Good Reason, the Employee shall be entitled to receive a lump sum severance payment equal to the sum of twenty-four (24) months base salary (calculated at the highest base salary rate in effect during the 12 month period preceding the termination of employment) plus two (2) times the Employee’s target bonus. The severance payment to be paid to Employee under this Section 4(c) is referred to as the “Change in Control Severance Payment”. Employee’s Change In Control Severance Payment shall be paid by Dendrite in cash not later than twenty (20) days after the effective date of the termination of the Employee’s employment, subject to the receipt by Dendrite of the separation agreement and general release as described in this Employment Agreement and the expiration of the required seven day waiting period. No interest shall accrue or be payable on or with respect to any Change in Control Severance Payment, except only as otherwise expressly set forth in this

Amendment. In the event of a termination of Employee’s employment described in this Section 4(c), Employee shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA (or COBRA-like coverage, if COBRA does not or would no longer apply) under Dendrite’s group medical and dental plans for the twenty-four (24) month period commencing on the date of termination of employment. During the period in which Employee receives such coverage, Employee’s cost of coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer, the payment of COBRA coverage by Dendrite as described above shall cease (even if the Employee is entitled under COBRA to continue to participate in Dendrite’s group medical and dental plans).

If your employment is terminated by Dendrite as described in this Section 4(c), in addition to the above Change in Control Severance Payment, you will be entitled also to receive your target bonus for the year in which your employment is so terminated, assuming such bonus has not previously been paid, which will be pro-rated to reflect the percentage of days of the year during which you performed services for Dendrite and which shall also be considered to be a Change in Control Severance Payment.

In the event of a Change in Control, all stock options and restricted stock or other outstanding equity awards granted to you by Dendrite will immediately vest and all contractual sale conditions will be lifted.

In the event Employee is entitled to the Change in Control Severance Payment as set forth in this Section 4(c), Employee shall not be entitled to any other severance payments from Dendrite, under this Employment Agreement or otherwise (including under Section 4(b)).”

In addition, due to the lump sum payment to be made hereunder, Section 4(d) of the Employment Agreement is amended by deleting the reference to Section 4(c) from the second sentence of such section.

In addition, Section 4 of the Employment Agreement is amended by inserting the following after Section 4(e):

“(f)          Notwithstanding anything else herein to the contrary, in the event that the Company’s certified public accountants (or another certified public accounting firm, if the Company’s certified public accountants may not provide such service due to independence or other considerations) (the “Accountants”) determine that any actual or potential payment or distribution by the Company to or for the benefit of the Employee (whether paid, payable, distributed or distributable to the Employee, whether under this Agreement or otherwise) (a “Payment”) would likely subject the Employee to the imposition of an excise tax under Section 4999 of the Code (or any similar successor provision) (“Section 4999”), then the Compensation Committee of the Company’s Board of Directors, in its sole discretion, may determine and agree to, but need not,

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(1)           reduce (but not below zero) the Change in Control Severance Payment to the Reduced Amount. For this purpose, the “Reduced Amount” shall be an amount which is designed and calculated to maximize the Change in Control Severance Payment without causing any Payment to be subject to the excise tax under Section 4999;  or

(2)           pay to the Employee an amount (the “Tax Gross-Up Payment”), to be calculated by the Accountants, designed and calculated to fully negate the tax impact of any excise tax imposed (or to be imposed) upon the Employee as a result of Section 4999. Any such Tax Gross-Up Payment will take into account the federal, state and local income, employment and excise tax consequences of the Tax Gross-Up Payment, including the additional impact of Section 4999 on the Tax Gross-Up Payment itself.”

2.             Notwithstanding anything in this Amendment or in the Employment Agreement to the contrary, any severance payment under the Employment Agreement may be delayed, for no more than six (6) months following termination of employment, pursuant to Section 409A of the Internal Revenue Code (the “Code”), and, to the extent any delay in severance payment is attributable to Code Section 409A, interest on such severance payment shall accrue from the date otherwise scheduled for such payment under the terms of this Employment Agreement until the date of actual payment at an annual rate of six percent (6%).

3.             For purposes of Sections 4(b) and 4(c) of this Employment Agreement, “target bonus” means the annual target bonus established for the Employee for the fiscal year in which the Employee’s employment terminates, or if the annual target bonus has not been established for the Employee for such fiscal year, then the annual target bonus for the prior fiscal year shall be used; provided that, in connection with a Change in Control Severance Payment, in no event shall target bonus be less than the annual target bonus most recently established for the Employee prior to the occurrence of the Change in Control.

4.             Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

/s/ Joseph Ripp
Name:	Joseph Ripp
Title:	President and Chief Operating Officer

/s/ Carl Cohen
Carl Cohen

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